Exhibit 99.1

iGate To Invest $20 M In Expansion, Recast

PRACHI VERMA

NEW DELHI: iGate Corporation is planning to invest $20 million in the next 24 months for restructuring its operations and expansion of offshore development work.

The company is looking at hiring 600 software professionals as part of its plans for offshore development in India in the coming 12 months, iGate Global Solutions chief executive officer Phaneesh Murthy told eFE.

“We are planning to invest $20 million in the next 24 months and the funds will be sourced from our cash reserves of $80 million,” he said.

The company has about 2,000 people in its offshore development centres in India and 1,000 people in the onsite centres in the US.

Mr. Murthy, who recently resigned as Infosys global sales head over sexual harassment charges, has initiated a major restructuring move that will bring down the costs at least by $1.5 million per year.

iGate is slowly moving its IT services and information system centres to India. It is also in the process of moving its finance and accounting functions to India followed by marketing operations. All these moves are prompted by the company’s desire to cut costs.

The company has also put a temporary halt to its acquisitions strategy as it intends to focus on consolidating the acquisitions.

iGate, which has been in the headlines for absorbing five Infosys officials at a senior level, has placed these officials as sales and marketing heads of various regions under the leadership of Mr. Murthy.

“iGate is moving to a geographical sales structure, which was missing earlier from its model. This will ensure increased sales coupled with the move from commission based structure to bonus-based structure,” iGate head of marketing Jessie Paul told eFE.

She was earlier working with Infosys as a global brand manager and is among the five officials who joined iGate recently.

As part of shifting its finance and accounting functions, the company is planning to move over 40 jobs to India in the coming months, Mr. Murthy said. iGate is gearing up to remotely offer services like loan servicing and loan fulfillment to firms in the insurance and banking sector. “We call this business services provisioning (BSP) and hope to convert companies in the US and Europe into virtual corporations,” he said.